Exhibit 99.1

                  Investor Contact:                  Media Contact:
                  Meredith Mendola                   Nicole Rowe
                  781-370-6151                       781-370-6369
                  mmendola@ptc.com                   nrowe@ptc.com


             PTC Reports Fourth Quarter and Fiscal Year 2004 Results

           - Company Delivers Growth in Revenue, Net Income and Cash -

NEEDHAM, Mass., October 20, 2004 - PTC (Nasdaq: PMTC), the product development company(TM), today reported revenue of $170.1 million for the fourth quarter ended September 30, 2004, up 4% from $163.7 million for the same period last year.

Net income for the fourth quarter was $42.0 million, or $0.15 per diluted share, compared with a net loss of $38.0 million, or a loss of $0.14 per share, in the year-ago period. The fourth quarter net income includes restructuring charges of $1.1 million, compared with restructuring charges of $15.8 million in the year-ago period. Additionally, the fourth quarter net income included a one-time benefit to the Company's tax provision of $18.9 million due to a favorable resolution of prior-year tax audits with the Internal Revenue Service, as previously announced. Cash and investments grew 14% sequentially to $294.9 million at the end of the fourth quarter, from $257.7 million at the end of the third quarter. This cash position does not include a $39.5 million income tax refund related to the resolution described above, which was received by the Company after September 30.

For the 2004 fiscal year, revenue totaled $660.0 million, compared to $671.9 million for fiscal 2003. Net income was $34.8 million, or $0.13 per diluted share, compared to a net loss of $98.3 million, or a loss of $0.37 per share, in fiscal 2003.

"During fiscal 2004, we exceeded all of our financial goals," said C. Richard Harrison, president and chief executive officer. "We achieved revenue growth in the second half of the year, and for the full fiscal year achieved an operating income improvement of almost $120 million and a net income improvement of more than $130 million. We have strengthened our balance sheet and dramatically improved our ability to make investments that will drive our future growth."

Total design solutions revenue for the fourth quarter was $122.3 million, up from $118.0 million in the fourth quarter of 2003. Design solutions license revenue was $35.6 million, up 5% from $33.7 million in the year-ago period. This is attributable to increased sales of Pro/ENGINEER Wildfire by PTC's indirect channel in small- and medium-sized businesses.

Total Windchill revenue in the fourth quarter grew to $47.8 million from $45.7 million in the fourth quarter of 2003. Windchill license revenue was $16.4 million, compared with $16.2 million in the year-ago period. Windchill Link solutions license revenue grew 15% year over year and represented 60% of overall Windchill license revenue.

In the fourth quarter, PTC received orders from leading manufacturing organizations such as Airbus, BAE Systems, Boeing Company, G.L. River Motorcycle, Gildemeister, Green Point Enterprise, Lockheed Martin Corporation, RF Micro Devices, Smiths Industries, Stryker Corporation, Toyota Motor Corporation, and United Defense. Additionally, our reseller channel delivered $15.2 million in license revenue during the quarter, a 64% year-over-year increase. For the year, license revenue from PTC's reseller channel grew 23% to $56.2 million.

"Our achievements in 2004 position us for revenue and earnings growth for fiscal 2005," continued Harrison. "Our product and service offerings are well suited to meet the challenges manufacturers face in managing increasingly complex global product development processes. We have worked hard to align our solutions with the needs of our customers by shortening implementation times and encouraging incremental adoption. As a result, our customers have begun to invest more meaningfully in our PLM solutions. We expect to see an acceleration of these investments throughout 2005."

First Quarter 2005 Financial Outlook
PTC's revenue forecast for the first quarter of fiscal 2005 is between $160 million and $167 million. Total costs and expenses (operating expenses) are expected to be approximately $145 million. The Company expects earnings per share on a GAAP basis to be between $0.03 and $0.06.

The Company will provide detailed financial information and an outlook update on its fourth quarter and fiscal year 2004 results conference call and live webcast on October 20, 2004 at 10 a.m. ET. This earnings press release and accompanying financial and operating statistics will be accessible prior to the conference call and webcast on the Company's web site at www.ptc.com/for/investors.htm. In addition, the live webcast may be accessed at the same Web address. To access the live call, please dial 888-577-8992 (in the U.S.) or +1-517-308-9008
(international). Please use passcode PTC. A replay of the call will be available until 5:00 p.m. ET on October 25, 2004. To access the replay via webcast, please visit www.ptc.com/for/investors.htm. To access the replay by phone, please dial 203-369-1649.

The Company's unaudited consolidated statements of operations, the unaudited condensed consolidated balance sheets, and the unaudited condensed consolidated statements of cash flows for the fourth quarter and fiscal year 2004 are attached.

About PTC

PTC (Nasdaq: PMTC) provides leading Product Lifecycle Management (PLM) software solutions to more than 35,000 companies worldwide. PTC customers include many of the world's most innovative manufacturing companies in the aerospace & defense, automotive, consumer, electronics & high technology, industrial products and life sciences industries. PTC is included in the S&P 500 and Russell 2000 indices. For more information on PTC, please visit http://www.ptc.com.


Except for the historical information contained herein, matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These include: the growth of the PLM market and our ability to capture market share by elevating investments in PLM as a spending priority and by differentiating our product offerings from those of other vendors; our success in leveraging customers' initial investments in our offerings to achieve longer term, more substantial customer investments through delivery of superior products, implementation services and support offerings and customer satisfaction initiatives; our efforts to leverage our distribution model (including effectively coordinating our indirect channel sales activities); our ability to achieve financial and operating goals (including our first quarter revenue and earnings targets) by maintaining our significantly reduced cost structure while at the same time increasing revenues; and continued improvement in the IT spending environment, which until recently has been weak and has impacted the overall demand for software and related services; as well as other risks and uncertainties detailed from time to time in reports filed by PTC with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q.

PTC, The Product Development Company, Pro/ENGINEER, Wildfire, Windchill, and all PTC product names and logos are trademarks or registered trademarks of Parametric Technology Corporation or its subsidiaries in the United States and in other countries. All other companies and products referenced herein have trademarks or registered trademarks of their respective holders.

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                         Three Months Ended                Year Ended
                 ---------------------------------------------------------------
                   September 30,   September 30,   September 30,   September 30,
                       2004            2003            2004            2003
                 ---------------------------------------------------------------

Revenue:
 License            $  51,967       $  49,919       $ 198,860       $ 205,301
 Service              118,167         113,784         461,169         466,639
                 ---------------------------------------------------------------
Total revenue         170,134         163,703         660,029         671,940
                 ---------------------------------------------------------------

Costs and expenses:
 Cost of
  license revenue       1,933           3,492           8,234          10,990
 Cost of
  service revenue      41,501          55,752         173,941         207,496
 Sales and
  marketing            55,500          67,078         226,054         298,479
 Research and
  development          25,383          32,703         107,992         128,425
 General and
  administrative       15,571          19,310          58,264          69,418
 Amortization of
  other intangible
  assets                1,223           1,461           5,195           5,861
 Restructuring and
  other charges         1,085          15,762          42,933          30,896
                 ---------------------------------------------------------------
Total costs and
 expenses             142,196         195,558         622,613         751,565
                 ---------------------------------------------------------------

Operating income
 (loss)                27,938         (31,855)         37,416         (79,625)
  Other income
   (expense), net         236          (1,342)           (377)         (2,804)
                 ---------------------------------------------------------------
Income (loss) before
 income taxes          28,174         (33,197)         37,039         (82,429)
  Provision for
   (benefit from)
   income taxes       (13,870)          4,762           2,226          15,851
                 ---------------------------------------------------------------
Net income (loss)   $  42,044       $ (37,959)      $  34,813       $ (98,280)
                 ===============================================================

Net income (loss)
 per share:
  Basic             $    0.16       $   (0.14)      $    0.13       $   (0.37)
   Weighted average
   shares outstanding 269,001         265,660         267,704         264,149

  Diluted           $    0.15       $   (0.14)      $    0.13       $   (0.37)
   Weighted average
   shares outstanding 275,180         265,660         273,183         264,149

                        PARAMETRIC TECHNOLOGY CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                         September 30,           September 30,
                                              2004                    2003
                                       -----------------------------------------

ASSETS

Cash and investments                      $ 294,887                $ 205,312
Accounts receivable, net                    130,393                  140,151
Property and equipment, net                  55,780                   73,563
Goodwill and other intangibles, net          56,543                   51,851
Other assets                                128,779                  106,813

                                       -----------------------------------------
Total assets                              $ 666,382                $ 577,690
                                       =========================================

LIABILITIES AND STOCKHOLDERS' EQUITY

Deferred revenue                          $ 176,664                $ 173,015
Other liabilities                           247,767                  209,517
Stockholders' equity                        241,951                  195,158

                                       -----------------------------------------
Total liabilities and
 stockholders' equity                     $ 666,382                $ 577,690
                                       =========================================

                        PARAMETRIC TECHNOLOGY CORPORATION
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)




                         Three Months Ended                Year Ended
                 ---------------------------------------------------------------
                   September 30,   September 30,   September 30,   September 30,
                       2004            2003            2004            2003
                 ---------------------------------------------------------------

Cash flows from
 operating
 activities:
  Net income (loss) $  42,044      $  (37,959)      $  34,813       $ (98,280)
  Depreciation and
   amortization         8,077          10,927          35,594          42,093
  Other               (10,501)         23,498          30,929          62,682
                 ---------------------------------------------------------------
 Net cash provided
 (used) by operating
 activities            39,620          (3,534)        101,336           6,495


 Capital expenditures  (4,839)         (5,832)        (12,448)        (25,932)
 Acquisition of a
  business                -               -            (9,822)            -
 Other investing and
  financing activities  4,495           3,738           9,712           7,369
 Foreign exchange
  impact on cash       (2,130)          2,678             797           6,966
                 ---------------------------------------------------------------



 Net change in cash
  and investments      37,146          (2,950)         89,575          (5,102)
 Cash and investments,
  beginning of
  period              257,741         208,262         205,312         210,414
                 ---------------------------------------------------------------
 Cash and investments,
  end of period     $ 294,887       $ 205,312       $ 294,887       $ 205,312
                 ===============================================================